                                                                 Exhibit (g)(1)


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[LOGO]
GRUPO MEXICO

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Annual
Report 1997

[GRAPHIC OMITTED]

Highlights
------
 1

                                                 1995      1996      1997       Dif. %    1995       1996       1997         Dif. %
-----------------------------------------------------------------------------------------------------------------------------------
                                                      Average Prices                             Sales volumes
                                                          (Dils.)                                (Tons-Kgs.*)
Prices and Volumes
Copper     (Pound)*                               1.33      1.04      1.03        (1)    303,685    317,577    356,008         12
-----------------------------------------------------------------------------------------------------------------------------------
Zinc       (Pound)*                               0.47      0.47      0.60        28     162,194    149,546    144,724         (3)
-----------------------------------------------------------------------------------------------------------------------------------
Silver     (Ounce)**                              5.19      5.18      4.88        (6)    666,514*   580,989*   563,001*        (3)
-----------------------------------------------------------------------------------------------------------------------------------
Gold       (Ounce)**                            384.50    387.86    331.49       (15)      3,186*     2,639*     3,018*        14
-----------------------------------------------------------------------------------------------------------------------------------
Lead       (Pound)*                               0.29      0.35      0.28       (20)     35,864     32,477     33,922          4
-----------------------------------------------------------------------------------------------------------------------------------
Molybdenum (Pound)                                7.42      3.61      4.18        16       3,628      3,939      4,720         20
-----------------------------------------------------------------------------------------------------------------------------------

[Earnings]
Total Sales                                                                                1,347      1,172      1,240          6
                                                                                ---------------------------------------------------
Cost of Sales                                                                                598        666        780         17
                                                                                ---------------------------------------------------
Operating Income                                                                             608        367        302        (18)
                                                                                ---------------------------------------------------
Integral Financing Cost                                                                      (24)        12         (8)      (167)
                                                                                ---------------------------------------------------
Net Income                                                                                   478        297        263        (11)
                                                                                ---------------------------------------------------

Cash Flow
From Operations                                                                              556        456        374        (18)
                                                                                ---------------------------------------------------
From Financing Activities                                                                      6       (195)       323
                                                                                ---------------------------------------------------
Total Cash Flow                                                                              562        261        697        167
                                                                                ---------------------------------------------------
Investment Expenditures                                                                     (129)      (237)    (1,117)       371
                                                                                ---------------------------------------------------
Cash Flow after Investment                                                                   433         24       (420)
                                                                                ---------------------------------------------------

[Balance Sheet]
Current Assets                                                                             1,028      1,236        998        (19)
                                                                                ---------------------------------------------------
Total Assets                                                                               2,782      3,297      4,259         29
                                                                                ---------------------------------------------------
Bank Debt                                                                                    745        736        813         10
                                                                                ---------------------------------------------------
Total Liabilities                                                                            878        896      1,366         52
                                                                                ---------------------------------------------------
Stockholders' Equity                                                                       1,745      2,209      2,750         24
                                                                                ---------------------------------------------------

Per Share Data
Total Shares Outstanding (Thous.)                                                        689,119    689,119    674,985         (2)
                                                                                ---------------------------------------------------
Earnings Per Share*                                                                         0.71       0.44       0.39        (11)
                                                                                ---------------------------------------------------
Book Value***                                                                               2.59       3.27       4.07         24
                                                                                ---------------------------------------------------

[Financial Ratios]
Operating Income to Total Sales                                                               45%        31%        24%       (23)
                                                                                ---------------------------------------------------
Net Income to Total Sales                                                                     35%        25%        21%       (16)
                                                                                ---------------------------------------------------
Current Ratio (Times)                                                                        4.0        5.5        1.8        (67)
                                                                                ---------------------------------------------------
Total Liabilities to Total Assets                                                             32%        27%        32%        19
                                                                                ---------------------------------------------------
Total Bank Debt to Stockholders' and Bank Debt                                                30%        25%        23%        (8)
                                                                                ---------------------------------------------------

External Debt Rating
Standard & Poor's                                                                            BBB        BBB        BBB
                                                                                ---------------------------------------------------

Personnel                                                                                 13,626     13,859     14,032          1
                                                                                ---------------------------------------------------

Other Data
Annual Inflation                                                                              52%        28%        16%       (43)
                                                                                ---------------------------------------------------
Exchange Rate at the End of Each Year                                                     7.6842     7.8557     8.0640          3
                                                                                ---------------------------------------------------
Average Exchange Rate for The Year                                                        6.4385     7.6003     7.9182          4
                                                                                ---------------------------------------------------

*     Based on L.M.E. Metals Prices
**    Based on Comex N.Y. Metals Prices
***   Referred to 674,984,899 Shares

Note: Current pesos converted into dollars at the average exchange rate of the year for the income statements, the exchange rate for the end of the year was applied to the Balance Sheet Figures.

Board of Directors
------
 2

Directors

Series "B"
Jorge Larrea O.                             German Larrea Mota-Velasco
Juan Sanchez-Nevarro Peon                   Prudencio Lopez Martinez
Juan L Gallardo Thurlow                     Claudio X. Gonzalez
Carlos Giron Peltier                        Romulo O'Farrill Jr.
Agustin Santamarina V.                      Jose Mendoza Fernandez
Genaro Larrea Mosa-Velasco                  Hector Calva Ruiz
Daniel Tellechea Salido                     Oscar Gonzalez Rocha
Hector Garcia de Quevedo

Series "L"
Xavier Garcia de Quevedo                    Alfredo Casar Perez

Alternate Directors

Series "B"
Juan Sanchez-Navarro Redo                   Eduardo Gonzalez Gomez
Gabino Paez Gonzalez                        Manuel Calderon Cardenas

Series "L"
Daniel Chavez Carreon                       Sergio M. Ferrer de la Barrera

Examiner

Series "B"
Rolando Vega Iniguez

Alternate Examiner

Series "B"
Gilberto Nava Escobedo

Secretary                                   Assistant Secretary

Agustin Santamarina V.                      Juan Sanchez-Navarro Redo

Corporate Structure

                                  GRUPO MEXICO

                              98.8%           74%
--------------------------------------------------------------------------------
                GRUPO MINERO MEXICO           GRUPO FERROVIARIO MEXICANO

                              96.4%           100%
                  Mexicana de Cobre           Ferrocarril Mexicano

                               100%           100%
           Industrial Minera Mexico           Ferrocarril Chihuahua-Pacifico

                              98.5%           100%
                Mexicana de Cananea           Other Subsidiaries

                               100%
                 Other Subsidiaries


Executive Officers

Chairman and Chief Executive Officer
German Larrea Mota-Velasco

Managing Director/Mexicana de Cobre and Cananea
Oscar Gonzalez Rocha

Managing Director/Ferrocarril Mexicano
Xavier Garcia de Quevedo

Managing Director/Exploration and Projects
Hector Calva Ruiz

Managing Director/Administration and Finance
Daniel Tellechea Salido

Managing Director/Commercial
Genaro Larrea Mota-Velasco

Managing Director/Industrial Minera Mexico
Daniel Chavez Carreon

General Consultant
Hector Garcia de Quevedo

Director/Industrial Relations
Gabino Paez Gonzalez

Director/Planning Mining Units
Manuel Calderon Cardenas

Director/Engineering and Construction
Vidal Muhech Dip

Director/Controller's Department
Ernesto Duran Trinidad

Director/Legal
Sergio M. Ferrer de la Barrera

Director/Sales
Mario Vinageras Barrasco

Director/Purchasing
Manuel Tellez Pina

Director/Information Systems
Carlos Meyer Lujan

Director Operations/Mexicana de Cobre
Ruben Tello Flores

Director Operations/Mexicana de Cananea
Isaac Lopez Arzola

Director/Metallurgical Operations/Industrial Minera Mexico
Arturo Bermea Castro

Director/Mining Operations/Industrial Minera Mexico
Sergio Ramirez Pineda

To Our Stockholders:
------
 4

During 1997, Grupo Mexico continued consolidating its development through the efficient operation of its mining units and metallurgical plants, the strengthening of its financial position, and engaging in a broad investment program aimed at increasing production and the integration of activities within our group of companies.

As a result of this integration, production of ore by our mining units will increase and unit production coats will decrease. Additionally, treatment and refining expenditures to third parties will be eliminated and we will increase earnings from premiums obtained in the international markets for higher value added finished and semi-manufactured products.

Continuing with our investment program, 1,117 million dollars were expended in the expansion of mining, additional smelting capacity, new copper, gold and silver refineries, a new plant for the production of copper rod and the acquisition of the concessions to operate the Pacifico-Norte and Chihuahua-Pacifico railroad lines by our subsidiary, Grupo Ferroviario Mexicano, in which Grupo Mexico owns 74% of the capital stock. Grupo also increased its ownership in its subsidiary, Mexicana de Cananea, through acquisition of the shares formerly held by the minority stockholders of this company. Consequently, Grupo Mexico's holdings increased by 33% over the previous year.

New records in production volumes were established and the productivity of the different companies forming the Group reached historic heights. All our plants producing finished products obtained international certificates of quality ISO-9002 for their respective products.

The total output of copper, our major product, amounting to 396,507 tons, was 21.7% higher than that of 1996; while copper sales reached 356,000 Tons, an increase of 12% above those of the previous year. A significant part of the unsold production was used to build up the in-process inventories required by the new smelting and refining plants. Prices for the majority of the metals produced by Grupo Mexico were affected by supply and demand factors in the international markets, particularly by the reduction in the consumption by the Asian nations. Zinc was an exception, inasmuch as its price increased by 28% due to the low inventories of this metal available to world markets.

Dollar equivalents of our sales increased by 6%, while sales in Mexican pesos were 9% lower, mainly because of reduced international metals prices, and strengthening of the parity of the peso. The higher volumes of production and sales were unable to compensate for the effects of lower prices and the peso valuation.

Cost of sales and operating expenses were constant, in real terms, in comparison to those of the previous year, notwithstanding costs incurred in the start-up of the new metallurgical plants and expansions in the mining units, indicating that our objective, to reduce unit costs per ton of production, was attained.

Operating profits for the period amounted to 25% of sales, and net profits were 21% of sales, highly satisfactory percentages for primary industries. However, profits were unfavorably affected by lower revenues due to the decrease in the international metals prices, and the disparity between the inflation rate and the reduction in the rate of devaluation of the peso.

Our results for the year 1997 confirm the attainment of the goals set relative to productivity, reduction in unit costs, improved utilization of resources and broader integration of our products, in addition to diversification into other industrial sectors of a similar nature that make it possible to reap the benefits of improved synergies and efficiency in our operations and assure operating cash flows from activities not subject to the cycles of International quotations.

Despite the fact that there were signs of economic weakness in some nations at the end of the year that affected the metal markets, the overall picture for the most developed and emerging nations indicates that the rhythm of demand for our products will be maintained, which allows us so be very optimistic with regards to prospects for the future, particularly as we have reached our goal of being an extremely competitive enterprise.

The enthusiastic collaboration and constant preparation of our personnel have been fundamental in attaining our goals. We recognize that the confidence and encouragement provided by you, our stockholders, have made it possible for us to attain our objetives.

Thank You


      /s/ Jorge Larrea                               /s/ German Larrea

        Jorge Larrea                                   German Larrea
  Honorary President Founder                Chairman of the Board of Directors

Exploration and Ore Reserves
------
 6

[GRAPHIC OMITTED]

An intensive exploration program dividend into three groups, was implemented at our mining units and projects during the year. Northeast, Northcentral, and South, in order to optimize the resources assigned in accordance with fulfilled objetives. This allowed for headway in geological and metallurgical studies, as well as in-depth diamond drilling around the Cananea and the La Caridad, Sonora, open pit mines that produced highly positive results. At year's end, Cananea had 3,079.1 million tons of concentrating and leaching ore in its reserves, making it one of the largest ore bodies currently in operation in the world.

Work on the projects located in Angangueo, Mich., Bolanos, Jal., and Chalchihuites, Zac., progressed favorably and additional reserve tonnages registered make us very optimistic with regard to opening new mining units in these localities.

[GRAPHIC OMITTED]

[GRAPHIC OMITTED]

Ore Reserves

Open Pit
                                           Millions        Copper     Molybdenum
                                             Tons             %            %
Cananea
Milling Ore                                 1,737.5         0.62           --
                                    --------------------------------------------
Leaching Ore                                1,341.6         0.27           --
                                    --------------------------------------------

La Caridad
Milling Ore                                   451.4         0.53         0.03
                                    --------------------------------------------
Leaching Ore                                  241.8         0.23           --
                                    --------------------------------------------

Underground Mines
                        Millions  Copper   Zinc      Lead      Gold      Silver
                          Tons       %       %        %      gms./ton   gms./ton
IMMSA
Milling Ore
Proven and Probable       58.7     0.61     3.76     1.11       0.18        99
                       ---------------------------------------------------------
Inferred and Possible     46.8     0.46     4.05     1.22       0.16       107
                       ---------------------------------------------------------

International Metal Prices
------
 8

[GRAPHIC OMITTED]
Copper Rod
La Caridad, Son.

With the adjustment and downward curves of the economies of the Asian nations, demand therein for the different metals was reduced. However, the sustained growth of the economies of the highly developed and emerging countries of other continents signified continued increase in world demand. The annual average prices for the industrial metals had varying performances in relation to supply and speculation concerning future demand by the Asian economies. Therefore, copper reflected a 1% decrease against the previous year, and lead a 20% drop, which contrasted with a 28% increase in zinc prices. Decisions by the Central Banks of some nations and the International Monetary Fund to sell significant amounts of precious metals caused reductions in the prices of these metals.

[GRAPHIC OMITTED]

[LINE CHART]

                         Prices & Inventories of Copper

                                     LME Inventories         LME Prices
                                      (Thousands of         (Cts. Dlls./
                                       metric tons)            Pound)

1993                                      667.00                86.70
1994                                      327.00               104.66
1995                                      318.00               133.16
1996                                      152.00               104.09
1997                                      418.00               103.27

[LINE CHART]

                          Prices & Inventories of Gold

                                    COMEX Inventories       COMEX Prices
                                      (Thousands of           (Dlls./
                                       troy ounces)            Ounce)

1993                                    2,524.00               359.90
1994                                    1,622.00               394.04
1995                                    1,459.00               384.53
1996                                      666.00               387.86
1997                                      488.00               331.49

[LINE CHART]

                          Prices & Inventories of Lead

                                     LME Inventories         LME Prices
                                      (Thousands of         (Cts. Dlls./
                                       metric tons)            Pound)

1993                                      304.00                 8.43
1994                                      343.00                24.85
1995                                      132.00                28.62
1996                                       19.00                35.12
1997                                      112.00                28.31

[GRAPHIC OMITTED]

[LINE CHART]

                         Prices & Inventories of Silver

                                    COMEX Inventories       COMEX Prices
                                       (Millions of           (Dlls./
                                       Troy Ounces)            Ounce)

1993                                      263.00                 4.30
1994                                      258.00                 5.28
1995                                      159.00                 5.19
1996                                      146.00                 5.18
1997                                      118.00                 4.88

[LINE CHART]

                          Prices & Inventories of Zinc

                                     LME Inventories         LME Prices
                                      (Thousands of         (Cts. Dlls./
                                       metric tons)            Pound)

1993                                      907.00                43.55
1994                                    1,185.00                45.22
1995                                      665.00                46.79
1996                                      507.00                46.52
1997                                      492.00                59.72

Sales
------
10

[BAR CHART]

Total Sales
Millions of Dollars

1993            866
1994          1,117
1995          1,347
1996          1,172
1997          1,240

Current pesos converted to dollars at the average exchange rate of the year.

Sales were 9% lower in real terms, compared with the previous year, due to the combination of prices and production volumes during 1997. Greater tonnages of copper were sold and additional volumes of production were used to build-up the in-process inventories required by the new refining plants, and the expansion of the smelter at La Caridad. Higher amounts of gold, lead, molybdenum, and sulphuric acid were sold, while lesser volumes of zinc and silver were available for sale due to lower grades in the ores processed and reduced purchases from third parties.

For the first time in the history of the Company, we produced and sold copper cathodes as the end product of the conventional concentrator-smelter-refinery process, made possible by the integration of our production facilities. Our cathode production enables us to broaden the scope of our exports since the customer base for refined products in the world is more extensive than that of unrefined metal, and premiums above normal copper quotations are directly available to us. Tonnages of copper have increased by 30% during the last five years and we have increased the added value of our production by selling refined copper in lieu of concentrates and unrefined copper.

[GRAPHIC OMITTED]

Sales

Product
                          Volume (Tons)           Value Millions of U.S. Dollars
                    1996       1997      Dif.%     1996       1997         Dif.%

Copper            317,577    356,008      12         714        806         13
                ----------------------------------------------------------------
Zinc              149,546    144,724      (3)        158        203         28
                ----------------------------------------------------------------
Silver (kgs.)     580,989    563,001      (3)         97         87        (10)
                ----------------------------------------------------------------
Gold (kgs.)         2,639      3,018      14          33         33         --
                ----------------------------------------------------------------
Lead               32,477     33,922       4          25         20        (20)
                ----------------------------------------------------------------
Molybdenum          3,939      4,720      20          30         45         50
                ----------------------------------------------------------------
Sulphuric Acid    751,673    949,537      26          18         20         11
                ----------------------------------------------------------------
Other Products                                        97         26        (73)
                ----------------------------------------------------------------
Total Sales                                       $1,172     $1,240          6
                ----------------------------------------------------------------

[GRAPHIC OMITTED]

[PIE CHART]

Summary of Sales by Product

1996

Copper           61%
Zinc             14%
Silver            8%
Gold              3%
Lead              2%
Molybdenum        2%
Sulphuric Acid    2%
Others            8%

1997

Copper           65%
Zinc             16%
Silver            7%
Gold              3%
Lead              1%
Molybdenum        4%
Sulphuric Acid    2%
Others            2%

Regional Distribution of Sales

1996

Mexico           48%
United States    33%
Europe           18%
Others            1%

1997

Mexico           49%
United States    30%
Europe           19%
Asia              1%
Others            1%

Financing
------
12

Placement of 220 million U.S. dollars, to substitute that portion of the 600 million dollar export note program that was subject to a floating interest rate, was transacted during August, 1997. This operation enabled us to obtain more favorable repayment terms and costs. The transaction was assigned a BBB classification by the credit rating agencies, Standard & Poor's, Duff & Phelps and Moody's Investor Service. In addition, during the same month, a two year bridge loan for 420 million dollars was obtained, to finance Grupo Mexico's participation in the acquisition of the Pacifico-Norte railroad.

These financial operations and Grupo Mexico's sustained cash flow levels have provided us with an excellent financial position, with a total debt amounting to 810 million dollars at an average financing cost of 7.6%, that assures our ability to continue our growth and investment programs.

[GRAPHIC OMITTED]

[BAR CHART]

Net Bank Debt
Millions of Dollars

                                            1993   1994   1995   1996   1997

Total Bank Debt                              767    757    716    734    810
Cash & Banks and Marketable securities       151    194    635    799    637
Net Bank Debt                                616    563     81    (65)   173

[GRAPHIC OMITTED]

Operations of Mining Units and Metallurgical Plants
------
14

Mexicana de Cobre

[GRAPHIC OMITTED]

The 75.6 million tons of material extracted from this mine in 1997 represent the highest tonnage achieved since the beginning of operations in 1974. The concentrating plant operated above its design capacity, milling 91,000 tons per day. In addition, there was a 25% increase in the tonnage of ore destined for the leaching process. However, copper production was 5% lower due to a foreseen reduction in the grade of ore extracted. The investments carried out in the concentrator improved metallurgical recoveries that resulted in an increase of 22% in molybdenum production. The smelter's copper anode production increased by 36% with the start-up of operations of the new "El Teniente" converter furnace during the second quarter. The investment in this area increased design capacity from 180,000 to 300,000 tons per year.

Copper cathode production from the SX-EW refining plant increased by 13%, operating at an energy efficiency coefficient of 93%. The refined copper produced by this plant obtained the ISO-9002 international quality certification as regards to its physical characteristics and purity.

Production

Mine and Concentrator

                                                                                                       C O N T E N T S
                Ore            Stripping       Milling           Leaching       Copper        Copper in     *Copper    Molybdenum in
               Mined             Ratio           Ore                Ore      Concentrates    Concentrates    Total      Concentrates
Year            Tons             Tons           Tons               Tons          Tons            Tons         Tons          Tons
1993         62,881,400         0.5/1.0       32,164,000         9,474,200      516,840        158,356      158,356         1,705
1994         66,213,900         0.4/1.0       31,669,000        15,798,400      506,606        165,684      165,684         2,614
1995         67,250,000         0.3/1.0       32,336,000        19,353,718      529,536        162,410      172,139         3,806
1996         75,378,000         0.4/1.0       33,286,000        19,280,000      529,308        162,077      180,915         3,968
------------------------------------------------------------------------------------------------------------------------------------
1997         75,572,000         0.3/1.0       33,045,000        24,132,000      477,892        149,709      171,086         4,842
Dif. 96/97       --              (25%)            --                25%          (10%)           (8%)         (5%)           22%

*Copper in concentrates + Electrowon copper cathodes from SX-EW

During the year 70% of the integration program at La Caridad, Sonora, mining/metallurgical complex was completed, with the expansion of the smelter and start-up of the first stage of the new copper refinery. Construction continued at the 150,000 tons per year copper rod plant, the new gold and silver refinery and the second stage of the copper refinery which will all go on-stream during 1998, as well as the expansion of the smelter to 400,000 tons per year by 1999. These processes will conclude the integration of the copper operations at La Caridad.

[GRAPHIC OMITTED]

Smelter and Refineries: SX/EW and Electrolytic.

                          SMELTER                 SX-EW                  ELECTROLYTIC
                   Copper          Copper in     *Copper     **Copper   ***Copper in    Gold in    Silver in    Sulphuric
            Concentrates Smelted     Anodes      Cathodes      Total       Cathodes      Anodes      Anodes       Acid
Year                Tons              Tons         Tons        Tons          Tons         Kgs.        Kgs.        Tons
1993               586,111          181,246         --        181,246         --           300       86,694      570,000
1994               579,043          183,286         --        183,286         --           265       90,269      555,076
1995               610,522          183,870        9,729      193,599         --           256       82,284      599,100
1996               608,803          188,950       18,838      207,788         --           377       83,447      621,300
------------------------------------------------------------------------------------------------------------------------
1997               855,611          257,593       21,377      278,970       48,965       1,281      176,879      854,994
Dif. 96/97           41%              36%           13%          34%          --          240%        112%         38%

* SX/EW Process since mid 1995
** Copper in Anodes + Copper Cathodes from SX/EW
*** Electrolytic Refinery to process copper anodes began operations 3rd. qtr.
    1997.

------
16

Industrial Minera Mexico

Total ore milled during 1997 amounted to 5.9 million tons, the fifth consecutive year of increase. Average metal recoveries in the concentrating plants improved by 3%. Gold, lead, and zinc contents reflected lower assays of the ore processed, while copper contents increased due to higher assays of this metal in the ore.

Work to increase milling capacity of the Santa Barbara and Santa Eulalia Units, located in the State of Chihuahua, was concluded and these units will increase their production during the first quarter of 1998. Santa Barbara's capacity increases from 4,500 to 6,000 tons of ore per day and Santa Eulalia's from 850 to 1,500 tons per day.

Coal production in Coahuila improved by 8% over the previous year and construction work continued to increase mine production as well as on the new coal washing plant, which will begin operating in mid 1998.

The Electrolytic Zinc Refinery in San Luis Potosi produced a historic maximum tonnage of 102,000 tons of refined zinc. The San Luis Potosi Copper Smelter and the Monterrey Precious Metals Refinery operated at programmed levels of production.

[GRAPHIC OMITTED]
Ecological Nursery
Copper Smelter, S.L.P.

Production

Mining Units

                                                     C O N T E N T S
             Ore Milled       Gold         Silver         Lead       Copper        Zinc           Coal
Year            Tons          Kgs.          Kgs.          Tons        Tons         Tons           Tons
1993         5,332,240         456        346,220        41,048      20,807       172,158        233,965
1994         5,632,298         454        332,355        44,398      21,325       186,361        289,882
1995         5,755,214         370        336,034        37,790      22,376       182,385        244,063
1996         5,852,689         450        350,025        36,527      25,547       167,832        280,455
--------------------------------------------------------------------------------------------------------
1997         5,909,103         327        349,453        32,805      27,102       161,914        302,028
Dif. 96/97       1%           (27%)         --            (10%)        6%           (4%)            8%

[GRAPHIC OMITTED]

Smelters and Refineries

                Gold        Silver        Lead         Copper        Zinc         Coke         Sulphuric Acid
Year            Kgs.         Kgs.         Tons          Tons         Tons         Tons              Tons
1993           2,455       667,430      *39,576        47,077        94,637      108,456          145,169
1994           2,850       559,729        7,321        43,022        97,021      104,960          160,553
1995           2,932       485,740        9,502        39,295       101,349      103,281          164,208
1996           2,806       495,301        3,978        34,049        97,715      112,695          167,143
---------------------------------------------------------------------------------------------------------
1997           3,283       579,167        2,627        30,528       101,901       99,828          171,677
Dif 96/97       17%          17%          (34%)         (10%)          4%          (11%)             3%

* Suspended operations 2nd semester 1993. Later years' production comes from recovery of metals contained in byproducts and secondaries.

------
18

Mexicana de Cananea

Higher production was obtained in all the operating areas at the Cananea complex, located in Sonora, in comparison with the previous year. An annual record of ore extracted, 109.4 million tons, was 8% higher; low grade leaching ore production increased by 57% and the concentrator improved by 2%. This mine, operating at a rhythm of over 300,000 tons of material per day, is a world class mining operation. A new crushing system for low grade leaching ore became operative during the year making it possible to improve metallurgical recoveries and reduce unit operating costs.

The concentrator processed 24.2 million tons of ore, a 2.2% increase against 1996, notwithstanding a parallel program of modifications to increase milling capacity from 62,000 to 80,000 tons of ore per day, which will be concluded during the second quarter of 1998.

The SX-EW plants produced more refined cathode copper in 1997 than the previous year and obtained their ISO-9002 quality certification of their refining process. The smelter produced 60,000 tons of impure copper, an amount equal to design capacity.

[GRAPHIC OMITTED]

Production

Mine and Concentrator

                                                                                        Copper
                 Ore         Stripping    Milling       Leaching         Copper       Contained in        *Copper
                Mined          Ratio        Ore            Ore        Concentrates    Concentrates    Contained Total
Year             Tons          Tons         Tons          Tons            Tons            Tons              Tons
1993          75,435,501      2.2/1.0    10,017,357     10,779,800       192,631         52,736            76,818
1994          71,598,713      1.4/1.0     9,806,265     19,848,000       168,151         44,355            70,154
1995          82,647,633      1.7/1.0    20,461,871     10,493,000       299,796         81,158           110,347
1996         101,382,000      1.4/1.0    23,682,000     19,207,000       378,916         99,557           126,126
-----------------------------------------------------------------------------------------------------------------
1997         109,419,000      1.0/1.0    24,203,000     30,168,000       430,165        109,445           136,285
Dif. 96/97        8%           (29%)         2%             57%            14%            10%                8%

* Copper in concentrates + Electrowon copper cathode

[GRAPHIC OMITTED]

Smelter and SX/EW Plants

           Copper Concentrates   Blister          Copper         Copper         Gold in     Silver in
                 Smelted          Copper         Cathodes        Total          Blister      Blister
Year               Tons            Tons            Tons           Tons           Kgs.          Kgs.
1993             195,527          53,304          24,082         77,386           179        12,055
1994             174,231          45,433          25,799         71,232           142        23,595
1995             197,472          51,191          29,189         80,380           169        11,283
1996             223,537          57,463          26,569         84,032           241        17,366
---------------------------------------------------------------------------------------------------
1997             238,553          60,169          26,840         87,009           239        19,473
Dif. 96/97          7%              5%              1%             4%             (1%)         12%

Ferrocarril Mexicano
------
20

[GRAPHIC OMITTED]

Preliminary work for the reception and start-up of the Pacifico-Norte and Chihuahua-Pacifico Railway Lines was carried out during the second semester of the year. The corporate organizational structure was designed; executive and middle management personnel were selected and contracted; and the physical inspection of all trackage, buildings, maintenance facilities, switching equipment and all locomotives was performed. Short and medium term business plans were defined and company policies and procedures were established, as well as the selection of information systems applicable to the administration and operation of the railroads.

Environmental audits were carried out in the repair shops and junction centers. Warehouse facilities, trackage rights and other concessions were inspected and planning and negotiations related to other connecting rail lines were carried out. Studies concerning investments applicable to track maintenance and improvement, repair shops, telecommunications, and dispatching systems were undertaken and

[GRAPHIC OMITTED]
the program for the requirements of rolling equipment and locomotives for an efficient operation were also defined.

Human resources requirements for start-up operations, and their programmed future growth, were thoroughly scrutinized and preliminary labor negotiations with the National Railroad Union (Sindicato National de Trabajadores Ferrocarrileros de la Republica Mexicana) for the new collective labor agreement were begun.

We are sure that our operating organizational structure, new working methods, programmed investments and the efforts of our workers and employees will result in substantial improvements in the quality of service and results of FERROMEX in the immediate future.

The above mentioned work, which will enable start-up of operations in February 1998, was performed jointly, with our partners, Union Pacific and Ingenieros Civiles Asociacdios.

[GRAPHIC OMITTED]

Investments and Projects
------
22

[GRAPHIC OMITTED]
Copper Smelter
La Caridad, Son.

Grupo Mexico continued its investment program designed to optimize the installed capacity of our mining units and metallurgical plants, to increase the added value of our products and reduce unit costs.

The expansion of La Caridad's, smelter was completed and operation of this plant at its new 300,000 tons per year capacity of copper anodes went on-stream. The investment of 120 million dollars includes a new "El Teniente" furnace, a 700,000 tons per year acid plant, and a 300 tons per day oxygen plant. An electrical power plant to generate 45 MW started operating. The first stage of the copper refinery, adjacent to La Caridad's smelter, with an initial capacity of 180,000 tons per year of refined cathode copper, began operating during the third quater, with a total investment of 170 million dollars. The second stage of construction of this refinery continues and upon completion during the second quarter of 1998, the refined copper capacity will be 300,000 tons per year.

In order to attain increased integration of the processing of the copper ores from the La Caridad Complex and to complement the aforementioned investments, a 150,000 tons per year copper rod plant was completed and will begin operating in February 1998. The precious metals refinery with a capacity to produce 15,000,000 ounces of refined silver and 100,000 ounces of refined gold per annum continued under construction and this refinery, with an investment of 36 million dollars, will stars operating during the last quarter of 1998.

[GRAPHIC OMITTED]
At the Concentrater Plant
Santa Eulalia Unit, Chih.

Upon completion of these mining/industrial plants, La Caridad will become one of the most important and fully integrated copper, silver and gold complexes in the world.

A second system of crushers and conveyors, able to process 17.5 million tons per year of leaching ore, was completed and went on-stream at the Cananea, Sonora Unit. This will reduce processing time and improve copper recoveries.

Work was continued to expand the concentrating plant capacity at the Cananea Complex from 62,000 to 80,000 tons of ore per day and the concentrator will start operating at the new rate in May 1998. Important unit cost benefits and production increases will be derived from this expansion. Construction has begun on SX-EW Plants III and IV, with annual capacities of 23,000 and 30,000 tons respectively, thereby increasing copper production at the Cananea Complex to over 200,000 tons per year.

Investments to increase production in the underground mining activities of the Group include expansion of the Santa Barbara and Santa Eulalia Units, both located in the State of Chihuahua, to increase their milling capacities from 4,500 to 6,000 and 850 to 1,500 tons of ore per day, respectively. Operation at the new capacities will begin during the first quarter of 1998. A total of 33.9 million dollars were spent in these projects. Construction of the new coal washing plant in Nueva Rosita, Coah. will be completed next May enabling us to produce higher tonnages of high quality coal.

The El Arco, B.C.N. project, with an ore body of 1,016 million tons of 0.47% copper and 0.14 gr. per ton gold, continues to progress and studies are underway to define the appropriate financial strategy for the infrastructure and economic feasibility study.

Inasmuch as mining is a very dynamic activity and requires continual actualization, important investments were made in the majority of the mining units and metallurgical plants in order to improve productivity indexes and increase the exploitation of our mineral resources.

[GRAPHIC OMITTED]

Corporate Development
------
24

The Group participated in the public bidding for the acquisition of the Pacifico-Norte Railroad and the Ojinaga-Topolobampo (Chihuahua Pacifico) route, through a 74% stock ownership of its subsidiary, Grupo Ferroviario Mexicano, together with the Union Pacific Railroad and Grupo ICA, each of which holds 13% of the capital stock. The total amount of the bid was 4,196 million pesos.

The Pacifico-Norte and Chihuahua-Pacfico rail lines are the longest within the national railway system, with 7,500 km. of tracks. Among the places that they connect are the main cities of the Nation: Guadalajara, Monterrey, and Mexico City; the ports of Manzanillo, Mazatlan, Topolobampo, Guaymas, Tampico and Altamira; and the border cities of Mexicali, Nogales, Ojinaga, Cd. Juarez and Piedras Negras. Its services are dedicated 70% to domestic traffic and 30% international. The Chihuahua-Pacifico line connects the Mexico City-Juarez and the Guadalajara-Nogales corridors.

[GRAPHIC OMITTED]

The corporate entity that operates these railways is Ferrocarril Mexicano, S.A., commercially know as FERROMEX. Ferrocarril Mexicano, S.A. is a wholly owned subsidiary of Grupo Ferroviario Mexicano.

The minimum required investment for the next five years amounts to 500 million dollars which will be expended, basically, on track improvements, systems, telecommunications, signaling equipment, border terminals, locomotive purchases and switching yard equipment, among others.

We continue to analyze future investment opportunities in the mining/metallurgical field, transportation activities, infrastructure, specially in electric energy, seaports, warehousing, multimodal terminals, and other areas compatible with the experience and trajectory of the Company, with our goal of integration and diversification within the Group in mind.

[LOGO] Ferrocarril Mexicano

[GRAPHIC OMITTED]

Summary of Production*

------
26

                                             IMMSA     MEXCOBRE   MEXCANANEA  TOTAL 1997
                                         --------------------------------------------------
Copper Concentrates                          91,559     477,892     430,165     999,616
                                         --------------------------------------------------
Copper Content of Concentrates               27,102     149,709     109,445     286,256
                                         --------------------------------------------------
Copper Content from SX-EWs (cathodes)            --      21,377      26,840      48,217
                                         --------------------------------------------------
Total Copper Contents from Mines             27,102     171,086     136,285     334,473
                                         --------------------------------------------------

Copper Content Smelters                      30,528     257,593      60,169     348,290
                                         --------------------------------------------------
Total Copper Content (Smelter + SX-EWs)      30,528     278,970      87,009     396,507
                                         --------------------------------------------------
Refined Copper                                   --      48,965          --      48,965
                                         --------------------------------------------------

Zinc Concentrates                           288,371          --          --     288,371
                                         --------------------------------------------------
Zinc Content of Concentrates                161,914          --          --     161,914
                                         --------------------------------------------------
Refined Zinc                                101,901          --          --     101,901
                                         --------------------------------------------------

Lead Concentrates                            52,416          --          --      52,416
                                         --------------------------------------------------
Lead Content of Concentrates                 32,805          --          --      32,805
                                         --------------------------------------------------

Gold Content of Concentrates (Kgs.)             327         140         488         955
                                         --------------------------------------------------

Silver Content of Concentrates (Kgs.)       349,458      72,226      31,856     454,540
                                         --------------------------------------------------

Molybdenum Content of Concentrates               --       4,842          --       4,842
                                         --------------------------------------------------

Coal                                        302,028          --          --     302,028
                                         --------------------------------------------------
Coke                                         99,828          --          --      99,828
                                         --------------------------------------------------
Sulphuric Acid                              171,677     854,994          --   1,026,671
                                         --------------------------------------------------
Cadmium                                         659          --          --         659
                                         --------------------------------------------------
Arsenic Trioxide                              2,999          --          --       2,999
                                         --------------------------------------------------
Bismuth Content of Alloys                       185          --          --         185
                                         --------------------------------------------------
Lime                                             --     119,323          --     119,323
                                         --------------------------------------------------

* Figures stated in metric tons unless indicated otherwise

                                            1996      1995      1994      1993
                                         ---------------------------------------
Copper Concentrates                        994,080   899,434   740,945   769,670
                                         ---------------------------------------
Copper Content of Concentrates             287,181   265,944   231,364   231,899
                                         ---------------------------------------
Copper Content from SX-EWs (cathodes)       45,407    38,918    25,799    24,082
                                         ---------------------------------------
Total Copper Contents from Mines           332,588   304,862   257,163   255,981
                                         ---------------------------------------

Copper Content Smelters                    280,462   274,356   271,741   281,627
                                         ---------------------------------------
Total Copper Content (Smelter + SX-EWs)    325,869   313,274   297,540   305,709
                                         ---------------------------------------
Refined Copper                                  --        --        --        --
                                         ---------------------------------------

Zinc Concentrates                          298,044   321,138   327,541   301,233
                                         ---------------------------------------
Zinc Content of Concentrates               167,832   182,385   186,361   172,158
                                         ---------------------------------------
Refined Zinc                                97,715   101,349    97,021    94,637
                                         ---------------------------------------

Lead Concentrates                           58,650    59,084    69,523    65,309
                                         ---------------------------------------
Lead Content of Concentrates                36,527    37,790    44,398    41,048
                                         ---------------------------------------

Gold Content of Concentrates (Kgs.)          1,049       885       819       900
                                         ---------------------------------------

Silver Content of Concentrates (Kgs.)      450,291   430,453   426,889   423,013
                                         ---------------------------------------

Molybdenum Content of Concentrates           3,968     3,806     2,614     1,705
                                         ---------------------------------------

Coal                                       280,455   244,063   289,882   233,965
                                         ---------------------------------------
Coke                                       112,695   103,281   104,960   108,456
                                         ---------------------------------------
Sulphuric Acid                             788,443   763,308   715,629   715,169
                                         ---------------------------------------
Cadmium                                        582       639       604       704
                                         ---------------------------------------
Arsenic Trioxide                             2,954     3,620     4,498     4,446
                                         ---------------------------------------
Bismuth Content of Alloys                      117        11        --        --
                                         ---------------------------------------
Lime                                       125,333   117,971   108,643   122,960
                                         ---------------------------------------

[GRAPHIC OMITTED]

Financial Statistics

------
28

[BAR CHART]

Fixed Assets
Millions of Dollars

1993      2,568
1994      1,828
1995      1,671
1996      1,993
1997      2,998

[GRAPHIC OMITTED]

[BAR CHART]

Stockholders' Equity and Total Assets
Millions of Dollars

                              Stockholders' Equity          Total Assets

1993                                 1,525                      3,282
1994                                 1,515                      2,559
1995                                 1,745                      2,782
1996                                 2,209                      3,297
1997                                 2,750                      4,259

[BAR CHART]

Operating Income - Exchange Losses -
Net Income
Millions of Dollars

                        Operating Income    Exchange Losses    Net Income

1993                            (18)               (13)             (28)
1994                            227                338             (164)
1995                            608                156              478
1996                            367                 (6)             297
1997                            322                  8              263

[BAR CHART]

Current Assets & Current Liabilities
Millions of Dollars

                                      Assets          Liabilities

1993                                    584                427
1994                                    585                504
1995                                  1,028                259
1996                                  1,236                224
1997                                    998                552

[BAR CHART]

Stockholders' Equity & Total Liabilities
Millions of Dollars

                             Stockholders' Equity     Total Liabilities

1993                                 1,525                    879
1994                                 1,515                    900
1995                                 1,745                    878
1996                                 2,209                    896
1997                                 2,750                  1,366

[BAR CHART]

Stockholders' Equity
Millions of Dollars

1993                                 1,525
1994                                 1,515
1995                                 1,745
1996                                 2,209
1997                                 2,750

[GRAPHIC OMITTED]

[BAR CHART]

Operating Earnings Per Share*
Dollars

1993                                 (0.03)
1994                                  0.34
1995                                  0.90
1996                                  0.54
1997                                  0.45

[BAR CHART]

Earnings Per Share*
Dollars

1993                                 (0.05)
1994                                 (0.24)
1995                                  0.71
1996                                  0.44
1997                                  0.39

[BAR CHART]

Book Value Per Share*
Dollars

1993                                  2.26
1994                                  2.24
1995                                  2.59
1996                                  3.27
1997                                  4.07

The book value and earnings per share are based on 674,984,899 shares of Grupo Mexico S.A. de C.V. in circulation as of December 31, 1999.

Geographic Locations

------
30

MINING UNITS

    MEXICANA DE COBRE
o a La Caridad, Son.
    Copper, molybdenum, gold and silver

    INDUSTRIAL MINERA MEXICO
o b Charcas, S.L.P.
    Silver, copper, lead and zinc

o c Rosario, Sin.
    Lead, zinc, silver and gold

o d Santa Eulalia, Chih.
    Silver, lead and zinc

o e San Martin, Zac.
    Silver, lead, zinc and copper

o f Taxco, Gro.
    Gold, sliver, lead and zinc

o g Santa Barbara, Chih.
    Gold, silver, copper, lead and zinc

o h Velardena, Dgo.
    Silver, copper, lead and zinc

o i Nueva Rosita, Coah.
    Coal

    MEXICANA DE CANANEA
o j Cananea, Son.
    Copper, gold and silver

    CENTRAL OFFICES
o k Mexico, D.F.

SMELTERS AND REFINERIES

    MEXICANA DE COBRE
o i La Caridad, Son.
    Copper Smelter
    Electrolytic Copper Refinery
    Copper Electrowinning Plant
    Sulphuric Acid Plants
    Copper Rod Plant

o m Agua Prieta, Son.
    Lime Plant

    INDUSTRIAL MINERA MEXICO
o n San Luis Potosi, S.L.P
    Copper Smelter and Arsenic Refinery

o o Electrolitica de Zinc, S.L.P.
    Zinc and cadmium Refinery; gold and silver concentrates
    Sulphuric Acid

o p Monterrey, N.L.
    Silver, gold, lead and bismuth Refinery

o q Nueva Rosita, Coah.
    Washed coal, coke and coal byproducts

    MEXICANA DE CANANEA
o r Cananea, Son.
    Copper Smelter
    Copper Electrowinning Plants

EXPLORATION AND DEVELOPMENT PROJECTS

o s El Arco, B.C.N.
    Gold and copper

o t Bolanos, Jal.
    Gold, silver, lead, copper and zinc

o u Angangueo, Mich.
    Gold, silver, lead and zinc

[GRAPHIC OMITTED]

o Santa Barbara Unit, Chih.

[GRAPHIC OMITTED]

Our Products

------
32

Gold                                   Molybdenum Concentrates

Silver                                 Molybdenum Trioxide

Copper Anodes                          Refined Cadmium

Blister Copper                         Bismuth Alloys

Electrorefined Copper Cathode          Sulphuric Acid

Electrowon Copper Cathode              Lime

Copper Wire Rod                        Coal

Special High Grade Zinc                Metallurgical Coke

High Grade Zinc                        Nut Coke

Zinc Alloys                            Crude Light Oil

Zamak                                  Tar

Zinc Concentrates                      Ammonium Sulphate

Lead Concentrates                      Naftalene

Refined Lead                           Arsenic Trioxide

Special Lead Alloys                    Calcium Arsenate

[GRAPHIC OMITTED]

[GRAPHIC OMITTED]

Grupo Mexico, S.A. de C.V.
Central Offices
Baja California 200
Mexico 06760, D.F.
Tel 564 7066
Fax 564 7677

[GRAPHIC OMITTED]

[LOGO]
GRUPOMEXICO

[GRAPHIC OMITTED]

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES

TRANSLATION OF FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997 AND 1996 EXPRESSED IN TERMS OF THE PURCHASING POWER OF THE MEXICAN CURRENCY AS OF DECEMBER 31, 1997 TOGETHER WITH AUDITORS' REPORT

[GRAPHIC OMITTED]

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES
Translation of a report originally issued in Spanish
(See explanation added to notes to financial statements)

      To the Stockholders of
      Grupo Mexico, S.A. de C.V.:

      We have audited the accompanying consolidated balance sheets of GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We did not audit the financial statements of Grupo Ferroviario Mexicano, S.A. de C.V. and subsidiaries, which statements reflect total assets and total liabilities of 14% and 30% of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for those entities is based solely on the report of the other auditors.

      We conducted our audits in accordance wish generally accepted auditing standards, which require that the audit be planned and performed to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they are prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; an audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

      As explained in Note 3 to the accompanying financial statements, effective January 1, 1997 the Company adopted the provisions established in the Fifth Amendment to Bulletin B-10 for the restatement of fixed assets and Circular 50 for the interest rate applied in valuing its labor liabilities.

      In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grupo Mexico S.A. de C.V. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations, the changes in their stockholder's equity and the changes in their financial position for the years then ended, in accordance with accounting principles generally accepted in Mexico.


                                                   /s/ Arthur Andersen

                                                     Arthur Andersen

      February 20, 1998
      (except with respect to the subsequent event discussed in Note 13, as to which the date is March 31, 1998)

------
 2

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES
Translation of financial statements originally issued in Spanish

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1997 AND 1996
EXPRESSED IN TERMS OF THE PURCHASING POWER OF THE MEXICAN CURRENCY AS OF DECEMBER 31, 1997
(Stated in thousands of Mexican pesos)

ASSETS

                                                          1997           1996

Current Assets:
    Cash and marketable securities                    $ 3,976,817    $ 7,365,704
    Notes and accounts receivable-
      Trade, net                                        1,021,013      1,012,408
                                                   -----------------------------
      Refundable taxes                                    722,329        653,112
                                                   -----------------------------
      Other                                               184,283        117,719
                                                   -----------------------------
                                                        1,927,625      1,783,239
                                                   -----------------------------
    Inventories of primary and secondary
      metals and byproducts                             1,149,598      1,312,444
                                                   -----------------------------
    Materials and supplies                                993,270        769,792
                                                   -----------------------------
    Prepaid expenses and other                              2,916          3,519
                                                   -----------------------------
          Total current assets                          8,050,226     11,234,698

Other Assets:
    Deferred charges                                      381,937         91,729
                                                   -----------------------------
    Deposits and long-term accounts receivable          1,533,734        514,718
                                                   -----------------------------
                                                        1,915,671        606,447

Property and Equipment, net                            23,043,172     18,114,759

Concession Titles                                       1,134,770             --

Investments in Shares in Associated
    Companies and Others                                   69,225          8,796

Goodwill                                                  130,130             --
                                                   -----------------------------

                                                      $34,343,194    $29,964,700
                                                   =============================

The accompanying notes are an integral part of these consolidated balance sheets.

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                       1997            1996

Current Liabilities:
    Debt with Federal Government                   $  3,147,582    $         --
                                               --------------------------------
    Notes and interest payable                          198,658         570,747
                                               --------------------------------
    Accounts payable and accrued liabilities            816,902       1,160,493
                                               --------------------------------
    Income taxes, asset tax and employee
      profit sharing                                    289,328         273,075
                                               --------------------------------

          Total current liabilities                   4,452,470       2,004,315

Long-term debt                                        6,443,759       6,119,560

Voluntary Retirement and Seniority
    Premium Reserve                                      50,037          21,044

Negative Goodwill                                        72,913              --
                                               --------------------------------

          Total liabilities                          11,019,179       8,144,919

Stockholders' Equity:
    Capital stock                                     7,317,460       7,384,898
                                               --------------------------------
    Reserve for purchase of own shares                  511,875         821,364
                                               --------------------------------
    Retained earnings                                23,899,174      21,874,473
                                               --------------------------------
    Accumulated restatement effect                   (9,548,519)    (10,002,279)
                                               --------------------------------

                                                     22,179,990      20,078,456
    Minority interest                                 1,144,025       1,741,325
                                               --------------------------------

          Total stockholders' equity                 23,324,015      21,819,781
                                               --------------------------------

                                                   $ 34,343,194    $ 29,964,700
                                               ================================

------
 4

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES
Translation of financial statements originally issued in Spanish

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
EXPRESSED IN TERMS OF THE PURCHASING POWER OF THE MEXICAN CURRENCY AS OF DECEMBER 31, 1997
(Stated in thousands of Mexican pesos)

                                                     1997              1996

Net Sales                                        $ 10,423,976      $ 11,426,562

Cost of Sales                                       6,517,420         6,440,235
                                               --------------------------------

       Gross profit                                 3,906,556         4,986,327

Deductions:
    Administrative expenses                           321,343           333,452
                                               --------------------------------
    Depreciation and amortization                   1,000,341           962,758
                                               --------------------------------

                                                    1,321,684         1,296,210

Integral Result of Financing:
    Interest income, net                             (260,217)         (112,434)
                                               --------------------------------
    Foreign exchange loss (gain), net                  45,304           (60,944)
                                               --------------------------------
    Loss on monetary position                         139,356           271,053
                                               --------------------------------

                                                      (75,557)           97,675

Other Income, net                                      49,525            54,873
                                               --------------------------------

       Income before provisions                     2,709,954         3,647,315

                                                        1997           1996

Provisions for:
    Income tax                                           121,653        221,850
                                               --------------------------------
    Asset tax                                             26,700         32,007
                                               --------------------------------
    Employee profit sharing                              263,194        308,772
                                               --------------------------------
    Tax loss carryforwards                                    --        (66,411)
                                               --------------------------------

                                                         411,547        496,218
                                               --------------------------------

       Consolidated net income for the year          $ 2,298,407    $ 3,151,097
                                               ================================

Distribution of the Consolidated Net
    Income:
       Income of minority interest                   $    79,467    $   180,783
                                               --------------------------------
       Income of majority interest                     2,218,940      2,970,314
                                               --------------------------------

                                                     $ 2,298,407    $ 3,151,097
                                               ================================

    Earnings per share                               $      3.34           4.57
                                               ================================

    Weighted average shares outstanding
       (in thousands)                                    687,388        689,119
                                               ================================

The accompanying notes are an integral part of these consolidated statements.

------
 6

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES
Translation of financial statements originally issued in Spanish

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
EXPRESSED IN TERMS OF THE PURCHASING POWER OF THE MEXICAN CURRENCY AS OF DECEMBER 31, 1997
(Stated in thousands of Mexican pesos)

                                                                   Capital Stock
                                                     -----------------------------------------
                                                               Nominal
                                                     ---------------------------
                                                      Subscribed    Unsubscribed   Restatement
Balances at December 31, 1995                        $ 3,237,962    $   (11,623)   $ 4,158,559

    Cancellation of reserve for purchase
       of own shares                                          --             --             --
                                                   -------------------------------------------
    Increase in reserve for purchase of own shares            --             --             --
                                                   -------------------------------------------
    Changes in equity                                         --             --             --
                                                   -------------------------------------------

Balances at December 31, 1996                          3,237,962        (11,623)     4,158,559

    Dividends paid                                            --             --             --
                                                   -------------------------------------------
    Purchase of own shares                               (66,172)            --         (1,266)
                                                   -------------------------------------------
    Changes in equity                                         --             --             --
                                                   -------------------------------------------

Balances at December 31, 1997                        $ 3,171,790    $   (11,623)   $ 4,157,293
                                                   ===========================================

The accompanying notes are an integral part of these consolidated statements.

                                                     Reserve for                      Accumulated                        Total
                                                     Purchase of       Retained       Restatement      Minority      Stockholders'
                                                      Own Shares       Earnings          Effect        Interest         Equity
Balances at December 31, 1995                        $    305,084    $ 19,420,439    $ (7,298,638)   $  1,806,329    $ 21,618,112

    Cancellation of reserve for purchase
       of own shares                                     (305,084)        305,084              --              --              --
                                                   ------------------------------------------------------------------------------
    Increase in reserve for purchase of own shares        821,364        (821,364)             --              --              --
                                                   ------------------------------------------------------------------------------
    Changes in equity                                          --       2,970,314      (2,703,641)        (65,004)        201,669
                                                   ------------------------------------------------------------------------------

Balances at December 31, 1996                             821,364      21,874,473     (10,002,279)      1,741,325      21,819,781

    Dividends paid                                             --        (194,239)             --              --        (194,239)
                                                   ------------------------------------------------------------------------------
    Purchase of own shares                               (309,489)             --              --              --        (376,927)
                                                   ------------------------------------------------------------------------------
    Changes in equity                                          --       2,218,940         453,760        (597,300)      2,075,400
                                                   ------------------------------------------------------------------------------

Balances at December 31, 1997                        $    511,875    $ 23,899,174    $ (9,548,519)   $  1,144,025    $ 23,324,015
                                                   ==============================================================================

------
 8

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES
Translation of financial statements originally issued in Spanish

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
EXPRESSED IN TERMS OF THE PURCHASING POWER OF THE MEXICAN CURRENCY AS OF DECEMBER 31, 1997
(Stated in thousands of Mexican pesos)

                                                                  1997           1996
Operations:
    Results-
       Consolidated net income for the year                   $ 2,298,407    $ 3,151,097
       Items applied to results that did not require
          (generate) resources-
          Provisions for voluntary retirement and
                 seniority Premiums, net                            2,727         (6,619)
                                                            ----------------------------
              Depreciation and amortization                     1,000,341        962,758
                                                            ----------------------------

              Resources obtained from results                   3,301,475      4,107,236

    Resources (used for) provided by working capital             (283,696)        43,717
                                                            ----------------------------
              Resources provided by operations                  3,017,779      4,150,953

Financings:
    Debt with Federal Government                                3,147,582             --
                                                            ----------------------------
    Dividends paid                                               (194,239)            --
                                                            ----------------------------
    Purchase of own shares                                       (376,927)            --
                                                            ----------------------------
    Increase in long term-debt in real terms                      860,456         62,815
                                                            ----------------------------
    Effect of variation of long-term debt in constant pesos      (908,346)    (1,835,815)
                                                            ----------------------------
    Negative goodwill                                              72,913             --
                                                            ----------------------------

              Resources provided by (used for) financing
                 activities                                     2,601,439     (1,773,000)

                                                              1997           1996
Investments:
    Additions to property and equipment, less
      net book value of retirements                        (5,402,214)    (2,135,613)
                                                        ----------------------------
    Increase net in investments in shares in associated
      companies and others, no consolidated                (1,031,767)        (5,055)
                                                        ----------------------------
    Increase net in other assets                           (1,309,224)       (15,542)
                                                        ----------------------------
    Concession titles                                      (1,134,770)            --
                                                        ----------------------------
    Goodwill                                                 (130,130)            --
                                                        ----------------------------

          Resources used for investing activities          (9,008,105)    (2,156,210)

          (Decrease) increase in cash and marketable
              securities                                   (3,388,887)       221,743

          Cash and marketable securities at
              beginning of year                             7,365,704      7,143,961
                                                        ----------------------------

          Cash and marketable securities at end of year   $ 3,976,817    $ 7,365,704
                                                        ============================

The accompanying notes are an integral part of these consolidated statements.

------
10

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES
Translation of financial statements originally issued in Spanish

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1997 AND 1996
EXPRESSED IN TERMS OF THE PURCHASING POWER OF THE MEXICAN CURRENCY AS OF DECEMBER 31, 1997
(Stated in thousands of Mexican pesos)

Explanation added for translation to English:

The accompanying financial statements have been translated to English for use outside of Mexico. These financial statements are presented on the basis of generally accepted accounting principles in Mexico. Certain accounting practices applied by the Companies that conform with generally accepted accounting principles in Mexico may not conform with generally accepted accounting principles in the country of use.

1. Companies activities and significant events of 1997:

The main activity of the group of operating companies of Grupo Mexico, S.A. de C.V. and Subsidiaries, is related to the mining-metallurgical industry, engaged in the exploring, mining and processing of metallic and nonmetallic minerals, as well as the mining of coal and multi-use railroad services.

Acquisition of "Ferrocarril Mexicano, S.A. de C.V." (formerly Ferrocarril Pacifico Norte, S.A. de C.V.)

During March, 1995, Article 28 of the Political Constitution of the United Mexican States, was reformed and initiated the legal restructuring of the Mexican Railroad System to allow the participation of the private investment in this Sector.

On June 19, 1997, Grupo Ferroviario Mexicano, S.A. de C.V. (a 74% subsidiary), presented a proposal to bid for of 80% of the capital stock of Ferrocarril Mexicano. S.A. de C.V. (formerly Ferrocarril Pacifico Norte, S.A. de C.V.). In addition, the Company also proposed to acquire the remaining 20% of such shares. On June 26, 1997, the Desincorporation Interministerial Commission, declared Grupo Ferrovario Mexicano, S.A. de C.V., as the winner of the bid, and acquired 100% of the shares.

Additionally, the general guidelines relating to the privatization of the Mexican Railroad System, provide that each private company, that is going to operate the railroad system, will have 25% of the shares of Terminal Ferroviaria del Valle de Mexico, S.A. de C.V. (which is recorded as an investment in associated companies in the accompanying balance sheet).

Grupo Ferroviario Mexicano, S.A. de C.V. signed a purchase-sale contracts with the Federal Government for capital stock (80% of the first investment package and 20% of the second investment package) and the purchase of fixed assets and inventories of the Ojinaga-Topolobampo railroad tracks. The delivery and acceptance of the operations of the company consist of three phases, as follows:

o Issuance of shares -- The Federal Government will issue the purchaser the title of the shares in the same proportion as the purchase price.

o Delivery of the goods and material equipment are subject to the terms stated in the contracts.

o Delivery of the general railroad communications and of the material goods of the concession titles.

On February 19, 1998, the final certificate agreement was obtained, which confirmed the delivery and acceptance of the goods and equipment stated above.

Additionally, the Company has the option within the 180 days following the date of delivery and acceptance of the operation and assets to acquire certain assets, not included in the contract, which amount to 46.3 million U.S. dollars. This option had not been exercised as of the date of the financial statement.

The nominal value of the shares purchased from the Federal Government amounted to $3,940,905 and $253,125 of the fixed assets and inventories of Ojinaga-Topolobampo track, 30% of $1,182,271 and $75,938 were paid in August 1997. The remaining guaranteed interests through the last date of payment, at a rate equivalent to the daily average of the Interbank Interest Rate Equilibrium of 28 days, published by the Banco de Mexico. The remaining balance was paid on February 19, 1998, amounting to $3,231,070, which included the remaining (nominal value) of the shares acquired amounting so $2,758,634, the remaining balance of the fixed assess and inventories of the Ojinaga-Topolobampo track, for $177,187 and $295,249 including interest generated through the date of payment. On that same date, Ferrocarril Mexicano, S.A. de C.V. took possession of the fixed assets and inventories, as well as control of the operations.

Ferrocarril Mexicano, S.A. de C.V. has the concession title to the Pacifico-Norte tracks and to Ojinaga-Topolobampo, the short tracks (see Note 7), which represent the difference between the net value of the acquired assets and the amount paid to the Federal Government.

As of February 19, 1998, the Company has been given the exclusive right to the general communications of the railroad tracks and the assets that are of public ownership over a period of 50 years. In addition the exclusive rights to provide cargo transportation services will be for a period of 30 years, with the exception of passenger services and the right of cart-towing.

In accordance with the official standards as the end of this concession, the Company at no cost will revert the iron tracks and the public ownership assets to the Federal Government, in good operating conditions. Ferrocarril Mexicano, S.A. de C.V. has committed at a minimum, to the investment commitments established in the "business plan", which should be updated every 5 years.

The concessions, the operation, the use of the railroad tracks, the benefit of the assets, such as providing public transportation services to railroad cargo and auxiliary services, will be subject to the Regulatory Law of Railroad Services and Regulations, the General Law of Rail Communications, the General Law of National Goods, the General Law of Ecological Equilibrium, Environment Protection and the Federal Law of Economical Competition, among others.

In accordance with tax laws applicable to the companies which participate in providing railroad services, Ferrocarril Mexicano, S.A. de C.V., will obtain tax benefits that are described in Note 9.

Increase in the participation of capital stock in Mexicana de Cananea, S.A. de C.V.-

On August 7, 1997, Grupo Minero Mexico, S.A. de C.V. increased its equity holdings in Mexicana de Cananea, S.A. de C.V. from 76.57% to 83.14% by paying
72.7 million U.S. dollars in cash. On December 29, 1997, Grupo Minero Mexico, S.A. de C.V. acquired an additional 15.35% of the capital stock of Mexicana de Cananea, S.A. de C.V. from UM Mexico, S.A. de C.V. for 122 million U.S. dollar in cash, increasing its ownership at December 31, 1997, from 83.14% to 98.49%. As part of the purchase agreement, certain litigation between the Company and its subsidiaries and UM Mexico, S.A. de C.V. and its affiliates was dismissed.

------
12

2. Basis of consolidation:

The consolidated financial statements includes the financial statements of Grupo Mexico, S.A. de C.V. (holding company) and its subsidiaries, 98.85% of Grupo Minero Mexico, S.A. de C.V. (formerly Mexico Desarrollo Industrial Minero, S.A. de C.V.), 74% of Grupo Ferroviario Mexicano, S.A. de C.V. and 100% of Lineas Ferroviarias de Mexico, S.A. de C.V. (two sub-holding companies). These sub-holding companies include the following subsidiaries

                                                         Percentage of Ownership

      Grupo Minero Mexico, S.A. de C.V.

    o Mexicana de Cobre, S.A. de C.V. and Subsidiaries            96.43%
                                                         -----------------------
    o Industrial Minera Mexico, S.A. de C.V. and
        Subsidiary                                               100.00%
                                                         -----------------------
    o Minerales Metalicos del Norte, S.A.                        100.00%
                                                         -----------------------
    o Servicios de Apoyo Administrativo, S.A. de C.V.            100.00%
                                                         -----------------------
    o Mexicana de Cananea, S.A. de C.V. and Subsidiaries          98.49%
                                                         -----------------------
    o Mexico Compania Inmobiliaria, S.A.                         100.00%
                                                         -----------------------
    o Minerales y Minas Mexicanas, S.A. de C.V.                  100.00%
                                                         -----------------------
    o Western Copper Supplies, Inc.                              100.00%
                                                         -----------------------
    o Minera Mexico Internacional, Inc.                          100.00%
                                                         -----------------------
    o Mexicana del Arco, S.A. de C.V. (formerly
        Zinc de Mexico, S.A. de C.V.)                            100.00%
                                                         -----------------------
    o Transportes Mineros Mexico, S.A. de C.V.                   100.00%
                                                         -----------------------

      Grupo Ferroviario Mexicano, S.A. de C.V.
    o Ferrocarril Mexicano, S.A. de C.V.                         100.00%
                                                         -----------------------
    o GFM Servicios Administrativos, S.A. de C.V.                100.00%
                                                         -----------------------

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all under the same administration. All significant intercompany balances and transactions have been eliminated in consolidation.

Equity investments which were acquired or sold during the year were included in the financial statements from or up to the date of the transaction occurred and were restated in terms of the purchasing power of the currency at yearend.

3. Significant accounting policies:

The significant accounting policies followed by the Companies, are in accordance with generally accepted accounting principles in Mexico, which require management to make certain estimates and use certain assumptions to determine the valuation of some of the balances included in the financial statements and to make the disclosures required to be included therein. Although the actual results may differ from those estimates, management believes that the estimates and assumptions used were appropriate in the circumstances.

Changes in accounting policies-

During the year, the Company changed some accounting policies as follows:

o During 1997, the Company adopted the Fifth Amendment to Bulletin B-10 (modified), issued by the Mexican Institute Of Public Accountants (MIPA), which established that the general price level method was the only acceptable restatement method for property and equipment. Therefore, the Company discontinued the use of appraisals and the value of property and equipment has been restated using the National Consumer Price Index ("NCPI"), published by Banco de Mexico, based on the values recorded at December 31, 1996. Depreciation has been recorded based on the estimated useful life of the assets.

o Property and equipment values determined as of December 31, 1996 were considered as the historic costs for subsequent restatements, and depreciation was determined based on the estimated useful lives of the assets.

o In addition, during 1997 the Company adopted Circular 50 issued by the MIPA, which requires the use or real interest races to calculate the benefits obligation for labor liabilities in lieu of using nominal rates.

Recognition of the effects of inflation in the financial statements-

The Companies restate all of their financial statements in terms of the purchasing power of the currency as of the end of the latest period, thereby comprehensively recognizing the effects of inflation. Consequently, all financial statement amounts are comparable, both for the current and the prior year, since all are stated in terms of Mexican pesos of the same purchasing power. Accordingly, the prior year amounts presented herein differ from those originally reported in terms of currency of the corresponding year. As a result all financial statements are comparable with those of previous years as all are stated in Mexican pesos of the same purchasing power.

To recognize the effects of inflation in terms of Mexican pesos with purchasing power as of yearend, the procedures were as follows:

o     Balance sheets:

      Primary metal inventories are stated as current international metal market quotations as yearend, less the current cost of completing the processing cycle to obtain the finished product. Other inventory items are stated at their replacement or production cost, without exceeding their net realizable value.

      Prior to 1997, property and equipment (except for construction in progress) were restated so net replacement cost, which was determined by independent appraisers. Effective January 1, 1997 the Company has restated its property and equipment using the NCPI.

      Stockholders' equity and other nonmonetary items are restated using a factor derived from the NCPI cumulative from the date of contribution or generation.

o     Statement of incomes:

      Revenues and expenses which are associated with a monetary item are restated from the month in which they arise through yearend, based on factors derived from the NCPI.

      Cost of sales of primary metals and other inventories are restated by applying the replacement cost so products sold, and restated to yearend based on factors derived from the NCPI.

      Prior to 1997, depreciation and amortization were calculated using rates based on the estimated useful lives and the average value of the assets as determined by the appraisers. Effective January 1, 1997, depreciation is calculated based on the estimated useful lives of the NCPI restated assets. The Company depreciates property and equipment from the date they are placed in service.

      The result from monetary position, which represents the erosion on the purchasing power of monetary same caused by inflation, is determined by applying to net monetary assets or liabilities at the beginning of the year the factor of inflation derived from the NCPI, and so the monthly variation in net monetary assets or liabilities the factor from the end of each month through year-end.

o     In the other statements:

      The statement of changes in financial position, presents the changes in constant pesos, according to the financial position at prior yearend restated to pesos of the most recent yearend.

------
14

      The accumulated restatement effect presented in the statement of stockholders' equity consists mainly of gains or losses resulting from holding nonmonetary assets, which represents the change in the specific price level of these assets and its effect on results of operations compared to the change in the NCPI.

Investments in marketable securities-

Investments in marketable securities include mainly investment funds, treasury certificates and short-term bank deposits carried as market value.

Deferred charges-

Exploration costs incurred before development of a site begins, are expensed as incurred, except for expenditures on specified properties having confirmed the presence of a mineral resource with the potential of being developed into a mine, in which case the expenditures are capitalized. Mine development costs are capitalized when proven reserves have been found. Deferred changes include mainly development expenses of certain subsidiaries which will be amortized on a straight line basis over the estimated useful lives of the corresponding proven ore reserves and preoperating expenses incurred by Ferrocarril Mexicano, S.A de C.V., which will be amortized over a period of 5 years, beginning in 1998.

Labor liabilities-

In accordance with Mexican Labor Law and the Company's collective labor contracts, most of the subsidiaries have contingent liabilities for severance, voluntary separation, seniority premium and pension payments so employees under certain circumstances.

The Companies records the liability resulting from seniority premiums, voluntary separations and pensions as incurred, utilizing reserves and irrevocable trust funds. Contributions to the funds and increases in reserves are made in accordance with actuarial computations based on the projected unit credit method.

Therefore, a liability is accrued as present value, will covers the projected obligation to the estimated retirement date of the employees, as follows:

       Projected benefit obligations (PBO)                      $ 189,481
                                                          ----------------------
       Trust assets                                              (191,075)
                                                          ----------------------
       Reserves crested                                           (50,037)
                                                          ----------------------
                                                                  (51,631)
       Additional liability                                        26,266
                                                          ----------------------
         Excess of funds and reserves over protected
            benefit obligation                                  $ (25,365)
                                                          ======================

As December 31, 1997, funds in the trust and established reserves exceeded the accumulated benefits obligation (equivalent to PBO without projecting the salaries to the date of retirement) by $38,336.

The effect of employee benefits was charge to operating results of the year as follows:

       Service cost of the year                                   $11,927
                                                          ----------------------
       Amortization of past service cost                           (1,606)
                                                          ----------------------
       Interest cost                                                7,157
                                                          ----------------------
                                                                   17,478
       Less-Actual return on plan assets                           11,867
                                                          ----------------------
                                                                  $ 5,611
                                                          ======================

Indemnity payments to dismissed employees are charged to expense in the periods the employees are dismissed.

As discussed above, during 1997 the Company adopted Circular 50 issued by the MIPA and has calculated its labor liabilities using real interest rates in lieu of nominal rates. As a results of this change, the accumulated benefits obligation has increased by approximately $49,796, whereas, interest cost and return on assets have decreased approximately $3,016 and $3,212, respectively. The effect related to the net gain on monetary position of approximately $3,022 has been eliminated since this liability has been considered non monetary.

Employee benefits-

Grupo Minero Mexico, S.A. de C.V. has established a trust fund, which at December 31, 1997 held 56,616,957 (8.4%) of the common shares of Grupo Mexico, S.A. de C.V., at market value for the sale of such shares so its employees and to workers of other operating subsidiaries and affiliated companies which are directly or indirectly part of the holding company, Grupo Mexico, S.A. de C.V.

Income taxes and employee profit sharing-

The Companies recognize by means of the liability method the future effects of income taxes and employee profit sharing related to the cumulative temporary differences between accounting and taxable income, which arise from specific items whose turnaround period can be determined and which are not expected to be replaced by items of a similar nature and amount.

Integral result of financing-

The integral result of financing includes all financial revenues and expenses, such as interest, exchange gains or losses and gains or losses from monetary position as earned or incurred.

Transactions in foreign currency are recorded as the exchange rate as of the date of the transaction, and the assess and liabilities in foreign currency are adjusted to the exchange rate as of yearend, affecting income as part of the integral results of financing.

The Companies have followed the policy of capitalizing during the construction period, the integral cost of borrowing used to finance property and equipment additions. This cost is amortized over the estimated useful life of the asset. No amounts were capitalized during 1997 and 1996. As such, the integral cost of liabilities generated from the acquisition of Ferrocarril Mexicano, S.A. de C.V., which was in its preoperating stage as of December 31, 1997, was capitalized. The integral coat of financing generated, amounting to $4,012, was included in deferred charges.

Concession titles-

Concession titles are recorded at historical cost and restated based on factors derived from the NCPI. Concession titles will be amortized 50 years on the straight-line method, when Ferrocarril Mexicano, S.A de C.V. commences operations.

Excess of cost or book value of shares in subsidiaries-

Goodwill resulting from the acquisition of shares in Mexicana de Cananea, S.A. de C.V., and in the purchase of 25% of the shares in Terminal Ferroviaria del Valle de Mexico, S.A. de C.V., will be amortized over a period of 10 and 5 years, respectively, beginning in 1998. The amortization period was determined based on the estimated benefits that will be generated from such investments.

The negative goodwill generated for the purchase of Ferrocarril Mexicano, S.A de C.V., will be amortized over a period of 5 years, beginning in 1998, which is the period of times it is estimated this subsidiary will be integrated into the Group.

Investment in shares of associated companies and others, not consolidated-

These investments are recorded under the equity method and are integrated, primarily, by 25% of the Terminal Ferroviaria del Ville de Mexico, S.A. de C.V., capital stock.

------
16

Earnings per share-

Earnings per share have been computed in each period by dividing the majority net income by the weighted average number of shares outstanding.

4. Transactions and foreign currency position:

The consolidated foreign currency position, without including inventories of primary metals, as of December 31, 1997 was as follows (expressed in thousands of U.S. dollars:

       Current assets                                       521,775
       Liabilities-
           Current                                           81,050
                                                       -----------------
           Long-term                                        799,077
                                                       -----------------
                                                            880,127
                                                       -----------------
              Foreign currency liability position, net      358,352
                                                       =================

During the year ended December 31, 1997, the Companies' most significant transactions in foreign currency stated in thousands of U.S. dollars, were as follows:

           Sales                                          1,240,175
                                                       -----------------
           Purchases                                        241,627
                                                       -----------------
           Interest earned                                   46,221
                                                       -----------------
           Interest paid                                     66,516
                                                       -----------------
           Technical assistance                              21,685
                                                       -----------------
           Revenues from metal hedging, net                   2,128
                                                       -----------------

Sales prices of almost all of the Companies' products are determined by world market quotations in U.S. dollars.

At December 31, 1997, the exchange rate was $8.064 per U.S. dollar.

As of February 20, 1998, date of issuance of the financial statements, the unaudited foreign exchange position was similar to that at yearend, except for a new revolving line of credit with ING. Baring (U.S.) Capital Corporation, Chase Securities, Inc. and Banque Paribas for 293 million U.S. dollars (see Note 5), which the exchange rate was $8.5449 per U.S. Dollar.

5. Long term debts:

Maturities of notes and interest payable are as follows:

                                       Thousands                Thousands of
                                        of U.S.                    Mexican
       Due in:                          Dollars                     Pesos

        1998                             24,635                  $  198,658
        1999                            170,889                   1,378,046
                                 -----------------------------------------------
        2000                             43,005                     346,795
                                 -----------------------------------------------
        2001                             36,260                     292,404
                                 -----------------------------------------------
        2002                             76,366                     615,811
                                 -----------------------------------------------
        2003 and thereafter             472,557                   3,810,703
                                 -----------------------------------------------
                                        799,077                   6,443,759
                                 -----------------------------------------------
                                        823,712                  $6,642,417
                                 ===============================================

Notes and interest payable consist principally of the following:

On August 8, 1997, Grupo Mexico, S.A. de C.V. obtained a revolving line of credit wish ING Baring (U.S.) Capital Corporation, Chase Securities Inc. and Banque Paribas, for up to 420 million U.S. dollars, for the acquisition of the total shares of Ferrocarril Mexicano, S.A. de C.V. As of December 31, 1997, the Company has obtained 127 million U.S. dollars from the available credit, which will be paid in one lump-sum in August 1999, resulting in monthly interest payments at LIBOR plus 0.875% during the first year and a half. Since the following six month period, the interest rate will be LIBOR plus 0.5%.

The revolving credit contains certain restrictive covenants, the most important of which are the following:

o The Company and its subsidiaries may not incur other debt, if after such debt the capitalizable debt percentage computed over a consolidated amount exceeds 45%.

o At any given date, the Company's stockholders' equity may not be less than $12,500 million restated as of December 1996, through the date of the computation.

o At any given date, the interest coverage (operating income plus charges to the statement of income which do not result in cash disbursements against the interest paid during the period being calculated) may not be less than the ratio of 3.5 to 1.0.

On February 13, 1998, Grupo Mexico, S.A. de C.V. disposed of the remaining available credit from this loan, amounting to 293 million U.S. dollars, which will be paid in one lump-sum in August 1999.

On November 28, 1995, Grupo Minero Mexico, S.A. de C.V. privately placed Secured Export Notes in the amount of 525 million U.S. Dollars. On October 28, 1996 the Company privately placed Secured Export Notes in the amount of 80 million U.S. Dollars and prepaid 5 million U.S. Dollars of Series "A" Secured Export Notes. In August 1997, the Company issued new Series "E" notes, the proceeds of which were used to prepay both Series "A" and Series "B-2" notes. After these transactions the notes are divided into 4 series, as follows:

           Amount in
           Thousands                               Number of          Periods of Payments
            of U.S.                                 Monthly
  Series    Dollars        Interest Rate            Payments         From              To
                                                                  ----------------------------
    B-1     100,000            8.05%                48 equal      Dec-28-1998      Nov-28-2002
                                                ----------------------------------------------
     C      200,000            8.51%              60 variable     Dec-28-2002      Nov-28-2007
                                                ----------------------------------------------
     D       80,000            9.43%              60 variable     Nov-28-2006      Oct-26-2011
                                                ----------------------------------------------
     E      220,000    One month Libor + 0.89%      24 equal      Sep-28-2002      Aug-28-2004
----------------------------------------------------------------------------------------------
            600,000
==============================================================================================

The loan is guaranteed by Industrial Minera Mexico, S.A. de C.V., Mexicana de Cobre, S.A. de C.V., Mexicana de Cananea, S.A. de C.V., Minerales Metalicos del Norte, S.A. and Minera Mexico Internacional, Inc., denominated as the principal subsidiaries.

In connection with the placement of the Secured Export Noses, Grupo Minero Mexico, S.A. de C.V. has entered into a trust agreement for the benefit of the noteholders, with the Bank of New York as trustee and Chase Manhattan Bank (formerly Chemical Bank) as collateral agent. As collateral for the notes, the proceeds of export sales of the Company's principal subsidiaries must be deposited in collateral accounts with the collateral agent. The Company may make use of the collected amounts, provided there is no event of default or other specified event. As of the date of the financial statements there has been no such event. Also, there is a letter of credit established by Grupo Minero Mexico, S.A. de C.V. with a foreign bank to guarantee repayment of principal and interest which falls due within the following three months.

During due term of the loan, the Company must comply with certain requirements, of which the most significant are:

------
18

o The Companies may not incur any indebtedness if, after such borrowing, consolidated total debt exceeds 45% of consolidated total capitalization.

o The consolidated stockholders' equity of Grupo Minero Mexico, S.A. de C.V. at the end of any quarter may not be less than $6,700 million pesos restated from June 1995 through the date of calculation.

o The export collections of the latest month may not be less than 1.5 times the principal and interest payments on notes during the prior month, and at no time may the average of the monthly export collections of the prior three months be less than two times the principal and interest payments from notes of the prior month.

o Annually and commencing the first year of the original nose issuance, the Company and its subsidiaries, may not permit the export collections of the last 12 months to be lower than the lesser of (1) 150 million U.S. dollars plus 25% of the principal of any additional notes issued or (2) 30% of all unpaid note principal, including any additional notes issued.

On November 18, 1996, Grupo Minero Mexico, S.A. de C.V. entered into a long-term loan agreement with Export Development Corporation of Canada providing for 47 million U.S. dollars loan to finance the expansion of the copper smelter owned by Mexicana de Cobre, S.A. de C.V. The principal amount of the loan is payable in 14 equal semiannual installments, beginning July 17, 1997, with interest payable monthly at the annual LIBOR rate plus 0.75%.

During the term of the loan, certain requirements must be complied with, of which the most significant are:

o The Company's tangible net worth as the end of any quarter may not be less than $6,700 million pesos, restated from June 1995 through the data of calculation.

o The Company and its subsidiaries may not incur indebtedness if, after such borrowing consolidated total debt exceeds 45% of consolidated total capitalization.

o     The debt service coverage ratio must at no time be lesser than 1.0 to 1.

On August 21, 1996, Grupo Minero Mexico, S.A. de C.V. entered into a long-term export financing credit agreement with Societe General for a total amount of
21.3 million U.S. dollars. The Company has borrowed 19.0 million U.S. dollars under this agreement, which will be payable in 14 semiannual installments beginning June 15, 1997 and bears interest at LIBOR plus 0.25%. During the term of the loan, the Company must comply with certain affirmative and negative covenants.

On June 29, 1994, Mexicana de Cobra, S.A. de C.V. entered into a long-term credit agreement with International Finance Corporation (IFC) providing for a 60 million U.S. dollars loan to finance the construction and the equipment of the lixiviation plant to obtain cathodic copper, payable in five equal semiannual installments beginning September 15, 1999 and bearing interest payable semiannually at LIBOR plus 4% during the construction of the project and following completion of the project at LIBOR plus 3%.

During the term of the loan, certain requirements must be complied with, of which the most significant are:

o     Maintain working capital of no less than 20 million U.S. dollars.

o The Company's stockholders' equity may not be less than 85% of the stockholders' equity as of March 31, 1995 expressed in U.S. dollars.

In 1996, the Mexicana de Cobre, S.A. de C.V., prepaid approximately 10 million U.S. dollars of the loan, and on March 17, 1997 prepaid the balance of the loan of approximately 52 million U.S. dollars, which included principal and accrued interest. Therefore, it has been included in the current portion of notes and interest payable as of December 31, 1996.

On June 22, 1995, Mexicana de Cobre, S.A. de C.V. entered into a long-term loan agreement with Chase Manhattan Bank for 15.7 million U.S. dollars to finance the purchase of equipment and to pay for services provided in connection with the expansion of the smelter plant. Borrowings occurred during February and March 1996, and will be payable in 17 equal semiannual installments beginning April 15, 1996, with semiannual interest, payable at the annual LIBOR rate plus 3%. During the term of the loan, the Company must comply with certain affirmative and negative covenants.

On December 15, 1997, Mexicana de Cobre, S.A. de C.V. prepaid the balance of the Chase Manhattan Bank loan of approximately 12.1 million U.S. dollars, which included principal and accrued interest. Therefore, it has been included in the current portion of notes and interest payable as of December 31, 1996.

On August 28, 1995, Mexicana de Cobre, S.A. de C.V. obtained an equipment loan for 4.5 million US. dollars from First National Bank of Maryland (FNBM) for the acquisition of an electric mining shovel. The loan is payable in 10 equal semiannual installments beginning September 15, 1995 and bears interest at LIBOR plus 0.375% payable on a semiannual basis.

On December 13, 1993, Mexicana de Cobre, S.A. de C.V. obtained an equipment loan with First National Bank of Maryland for 1.4 million U.S. dollars. The loan is payable in 10 equal semiannual installments beginning July 16, 1994 and bears interest at 5.36% payable on a semiannual basis.

On August 4, 1993, Mexicana de Cananea, S.A. de C.V. obtained an equipment loan for 29.5 million U.S. dollars from Generale Bank, S.A./N.V. Funds were received in six different installments from September 15, 1994 to May 9, 1995 and are payable in semiannual installments over a period of seven years bearing interest at LIBOR plus 0.375%. The loan is guaranteed by The Export Import Bank of the United States and Banco Nacional de Comercio Exterior, S.N.C. During the term of the loan, the Company must comply with certain affirmative and negative covenants.

The Company's short and long-term debt includes a sublease contract with Ferrocarril Mexicano, S.A. de C.V. and Ferrocarriles Nacionales de Mexico, consisting of 24 locomotives the later company has leased to Arrendadora Internacional, S.A. de C.V. The balance as of December 31, 1997 amounted to $86,201, payable in 6 variable half-year amortizations, resulting in half-year payable interest at variable interest rates, in accordance with the sublease contract.

At December 31, 1997, the Companies have complied with all requirements established in the loan contracts.

6. Property and equipment analysis:

Property and equipment are as follows:

                                                                      Average
                                                                       Annual
                                                                    Depreciation
                                         1997           1996            Rate
    Mining concessions and land      $  1,201,191   $    814,153        4.0%
                                   ---------------------------------------------
    Buildings and Improvements          7,338,183      6,927,901        2.5%
                                   ---------------------------------------------
    Automobiles and trucks                408,395        225,110        6.7%
                                   ---------------------------------------------
    Mobile equipment                    5,849,218      5,661,683        4.9%
                                   ---------------------------------------------
    Processing equipment               14,919,173     13,479,808        3.4%
                                   ---------------------------------------------
    Locomotives and railroad carts      3,079,649             --         --
                                   ---------------------------------------------
                                       32,795,810     27,108,655

    Less-Accumulated depreciation
       and amortization               (11,488,295)   (10,550,515)
                                   ---------------------------------------------
                                       21,307,515     16,558,140
                                   ---------------------------------------------
    Construction in progress            1,735,657      1,556,619
                                   ---------------------------------------------
                                     $ 23,043,172    $18,114,759
                                   =============================================

------
20

As Ferrocarril Mexicano, S.A. de C.V. was in its preoperating stage as of December 31, 1997, no depreciation was recorded for its fixed assets.

7. Concession titles:

Ferrocarril Mexicano, S.A. de C.V., has the following concession titles, which represent the difference between the net value of assets acquired and the amount paid to the Federal Government.

    Concession Title                                      Amount

    Via troncal del Pacifico-Norte                     $ 1,131,923
                                                   -------------------
    Via corta Ojinaga-Topolobampo                            2,847
                                                   -------------------
                                                       $ 1,134,770
                                                   ===================

The fixed asset, that belong so the Federal Government, are registered in the Concession Titles. Such assets include, sidewalks, crossroads, stations, terminals, offices, track roofs, rails and other materials, such as rail-logs, fences, signs, elevated structures, bridges, etc. These goods should be classified as fixed assets at the replacement cost determined by independent appraisers. Ferrocarril Mexicano, S.A. de C.V. does not have such replacement cost to date, therefore, these assets comprise the concession titles.

The main characteristics of the concession titles are the following:

a) The general railroad tracks, which communicate to the main tracks of the Pacifico-Norte and Ojinaga-Topolobampo tracks.

b) The assets that pertain to public domain, such as providing public cargo transportation.

c) Auxiliary services (cargo terminals, supply centers for railroad equipment, maintenance shops, connection and change).

8. Stockholders' equity:

Capital stock-

During a General Ordinary Stockholders' Meeting held on April 30, 1997, the stockholders approved a $179,171 cash dividend payment, whose restated amount is $194,239.

During a Board of Directors' Meeting held on July 11, 1997, acquisition of up to 20,701,462 Class I, Series "B" and "L" shares representing the capital stock of Grupo Mexico, S.A. de C.V. was approved. Price per share would be paid at current market price on the date of the transaction.

As December 31, 1997, the Company acquired 14,134,000 of its own shares at a restated value of $376,927. In accordance with the Law on Market Value, the value of the acquired shares (own shares) should be decreased from the capital stock up to an amount equivalent to its theorical value. The theorical amount is obtained from dividing the capital stock paid among the number of shares issued from the Company, which amount to $66,172 (nominal value). The remaining was deducted from the Reserve of Purchase of Own Shares.

At December 31, 1997, capital stock is represented by common nominative Class I shares without par value, representing the minimum capital stock, as follows:

                                               Number of            Nominal
                                                 Shares              Amount

    Series "B" Class I                        575,040,613         $3,012,173
    Pending of subscription and payment          (929,836)           (11,623)
                                           -------------------------------------
                                              574,110,777          3,000,550
    Series "L" Class I                        115,008,122            225,789
                                           -------------------------------------
                                              689,118,899          3,226,339
    Purchase of own shares                    (14,134,000)           (66,172)
                                           -------------------------------------
                                              674,984,899         $3,160,167
                                           =====================================

Series "B" will consist of common voting shares which at any time may represent 100% of the total common voting shares and which at no time shall represent less than 75% of the capital stock. At least 51% of Series "B" shares must be subscribed by mexican individuals or companies.

Series "L" has restricted voting rights and other limited corporate rights and may not represent more than 25% of capital stock. There are no ownership restrictions for these shares.

The variable capital stock has a limit of up to 10 times the amount of the fixed capital stock.

In the event capital is reduced, the excess of restated paid-in capital will be taxed in accordance with procedures established by income tax laws.

Retained earnings-

During a General Ordinary Stockholders' Meeting held on April 28, 1995 the stockholders approved the creation of a reserve for purchase of treasury stock for $135,872 (at nominal value) by debiting retained earnings and subject to the payment of dividends in the same amount by the Company's subsidiaries. During a General Ordinary Stockholders' Meeting held on April 30, 1996, the stockholders superseded the above resolution and approved $619,413 (at nominal value) as a the reserve for the purchase of treasury stock.

Dividends are not subject to income taxes, as long as they are paid from "net taxable income" (UFIN). Dividends not paid from UFIN are subject to a tax of 34%.

The annual net income of each Company is subject to the legal requirement that 5% thereof be transferred to a legal reserve each year until the reserve equals 20% of capital stock. At December 31, 1997, the nominal amount of this reserve is $12,530, and is included within the retained earnings caption. This reserve may not be distributed to stockholders during the existence of the Company, except in the form of a stock dividend.

9. Tax environment:

Income and asset tax regulations-

The Companies are subject to income and asset taxes. Income taxes are computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values and the deduction of purchases in place of cost of sales, which permit the deduction of current costs, and taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component, which is similar to the result on monetary position. Income taxes are calculated in terms of Mexican pesos when the transactions occurred and not in terms of currency as of the end of the period. The income tax rate in effect is 34% over taxable income.

------
22

The asset tax is computed at an annual rate of 1.8% of the average of the majority of restated assets less certain liabilities, and the tax is paid only to the extent that is exceeds the income taxes of the year. Any required payment of asset taxes is creditable against the excess of income taxes over asset tax of the following ten years.

Taxable Income-

The principal items which affect the determination of taxable income are differences between purchases and cost of sales, recognition of the effects of inflation on depreciation and on monetary assess and liabilities through the inflationary component, which differ for accounting and tax purposes.

The Company obtained authorization from the Ministry of Finance to file a consolidated income and asses tax. The resulting benefit is recognized by Grupo Mexico, S.A. de C.V. Employee profit sharing is computed on the individual income of each of the subsidiary companies.

Tax incentives-

On November 1, 1995, pursuant to the resolutions of the Economic Recovery Alliance ("Alianza para la Recuperacion Economica" "ARE"), a decree was issued whereby certain taxpayers are exempt from the payment of certain federal taxes and are granted certain tax incentives. Article 2 of the decree establishes an option to immediately deduct up to 100% of investments made in new fixed assets (except automobiles) during 1997 and the period from November 1, 1995 to December 31, 1996, using the calculations established in the decree. On December 24, 1996 a new decree was issued, under which companies may immediately deduct up so 62.5% of the fixed assets acquired during 1997. The subsidiaries took advantage of this benefits, resulting in a decrease of taxable income and asset tax of approximately $682,156 and $1,070,681 respectively, which was reflected in the provision as income and asset taxes. In the following years, these benefits will reverse as book depredation of fixed assets is charged against income. As of December 31, 1997 the Company has a carryforward of $294,736 which my be applied against tax provisions related to the asset tax for the next five years.

The tax authorities have established the tax laws applicable to the companies, which participate in providing railroad services in Mexico. As such, the subsidiary Ferrocarril Mexicano, will enjoy the following tax benefits:

o     The value of the concession will be amortized at a 15% annual tax rate.

o The Company will be allowed to amortize its tax loss carryforwards until these losses are utilized, the concession expires or the Company liquidated, whichever comes first.

o In accordance with Article 51 of the Income Tax Law, the expenses the Company incurs in the construction of railroad tracks will be deductible immediately upon incurrence.

o The tax rate of 5%, instead of 21% will be applied to payments issued to foreign residents, for the use or benefit of locomotives and railroad carts.

o The locomotives and railroad cart expenses may be deductible immediately upon incurrence, even when these are used outside Mexico or in metropolitan areas.

Recurring temporary differences-

The net amount of recurring temporary differences of $80,479, which do not result in recording deferred income taxes and employee profit sharing, will become deductible upon reversal. This amount does not include items arising from the differences between the accounting and tax bases of inventories or property and equipment.

10. Information by segment:

The Company operates in two types of industries within the country's economy, which is the mine-steel industry and the railroad transportation of cargo, as it is engaged in the exploration, use, and benefits of mineral metals and non-metals, and multi-use railroad services.

The most significant data by business segment is as follows:

                                                   Mine and
                                                     Steel
                                                   Industry        Railroad

        Net sales                                 $10,423,976     $       --
                                              ----------------------------------
        Net income (loss), net                    $ 2,302,534     $   (4,127)
                                              ----------------------------------
        Total assets                              $29,691,409     $4,651,785
                                              ----------------------------------

11. Contingencies:

The Company is involved in various legal proceedings incidental to its operations, but it does not believe that decisions in any such proceedings would, Individually or in the aggregate, have a material adverse effect on its financial position or results of operations.

12. Commitments:

Ferrocarril Mexicano, S.A. de C.V. assumed the commitments for the maintenance contracts that Ferrocarriles Nacionales de Mexico had with the companies GIMCO, S.A. de C.V. y MK Gain, S.A. de C.V. The primary characteristics of these contracts are as follows:

a) The objective of the contracts is to provide maintenance services, repair and maintenance of traction/towing equipment in the Torreon, Chihuahua and Acambaro repair shops. The life of these contracts is 10 years, beginning 1994, which may be renewed with an agreement among the companies.

b) Ferrocarril Mexicano, S.A. de C.V. has the right to cancel the maintenance contract with one or both of the companies. Should the Company cancel, the Company would have to pay a penalty fee of 95 million U.S. dollars as of December 31.1997. The Ojinaga-Topolobampo track would have a penalty fee of approximately 23 million U.S. dollars.

13. Subsequent event:

On March 31, 1998, the Company, through its subsidiary Grupo Minero Mexico, S.A. de C.V. received 495.4 million U.S. dollars, net of commissions, representing proceeds from a 500 million U.S. dollars, placement in the international market of guaranteed debt notes, consisting of

                       Amount in
                     Thousands of
        Series       U.S. Dollars      Interest Rate    Maturity

          A             375,000            8.25%          2008
      -------------------------------------------------------------
          B             125,000            9.25%          2028
      -------------------------------------------------------------
                        500,000
      =============================================================

Proceeds ware used to make early payment of a 420.4 million U.S. dollars long-term loan, including principal and interest, with ING. Baring (U.S.) Capital Corporation, Chase Securities, Inc. and Banque Paribas (made up of 127 million U.S. dollars received in 1997 and 293 million U.S. dollars received in 1998, see Note 5). As December 31, 1997, the consolidated long-term debt remains unchanged.

GRUPO MEXICO, S.A. DE C.V. AND SUBSIDIARIES

                                                               February 20, 1998

      To the Stockholders of
      Grupo Mexico, S.A. de C.V.

      In my capacity as Examiner and in compliance with Article 166 of the General Law on Mercantile Societies and the Companys bylaws, I submit my report regarding the truthfulness reasonableness and sufficiency of the information presented to you by the Board of Directors, concerning the Companys operations for the year ended December 31, 1997.

      I have attended the meetings of the Board of Directors and have obtained from the corporate officers all the information relative to operations, documents and records that I deemed necessary.

      Also, I have reviewed the individual and consolidated balance sheets of the Company as of December 31, 1997 and the related statements of income, stockholders' equity and changes in financial position for the year then ended, which are submitted for your information and approval. In submitting this report, I have also relied upon the reports on such financial statements issued by Ruiz, Urquiza y Cia., S.C. (Arthur Andersen), independent auditors of the Company.

      As explained in Note 3 to the accompanying financial statements, effective January 1, 1997 the Company adopted the provisions established in the Fifth Amendment to Bulletin B-10 for the restatement of fixed assets and Circular 50 for the interest rate applied in valuing its labor liabilities.

      In my opinion, the accounting and information criteria and policies followed by the Company and considered by Management in the preparation of the financial information presented by them are appropriate and sufficient and were applied on a basis consistent with that of the preceding year, therefore the information presented by the officers reflects truthfully, fairly and sufficiently the financial position as of December 31, 1997, and the results of the operations and the changes in their financial position of Grupo Mexico, S.A. de C.V. for the year then ended, in conformity with generally accepted accounting principles.

                                           /s/ Rolando Vega Iniguez

                                             Rolando Vega Iniguez
                                                   Examiner